                                                                     Exhibit 2.1

                                                                  EXECUTION COPY




                            ASSET PURCHASE AGREEMENT


                                 by and between


                                GSI LUMONICS INC.


                                       and

                          DYNAMICS RESEARCH CORPORATION


                                   dated as of


                                   May 1, 2003



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                                Table of Contents

                                                                            Page
                                                                            ----
ARTICLE I DEFINITIONS......................................................   1
   Section 1.1       Definitions...........................................   1
   Section 1.2       Interpretation........................................  10

ARTICLE II PURCHASE AND SALE OF ASSETS                                       11
   Section 2.1       Purchase and Sale of Assets...........................  11
   Section 2.2       Assumption of Liabilities.............................  12
   Section 2.3       The Purchase Price....................................  12
   Section 2.4       Purchase Price Adjustment.............................  12
   Section 2.5       Allocation of Purchase Price; Tax Filings.............  14
   Section 2.6       Prorations for Taxes, Expenses........................  15
   Section 2.7       Physical Inventory....................................  15

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER                         16
   Section 3.1       Organization; Qualification of Seller.................  16
   Section 3.2       Authorization.........................................  16
   Section 3.3       Binding Agreements....................................  16
   Section 3.4       Good Title Conveyed...................................  16
   Section 3.5       Consents and Approvals; No Violations.................  17
   Section 3.6       Compliance with Laws..................................  17
   Section 3.7       Title to Assets; Necessary Assets.....................  17
   Section 3.8       Financial Statements..................................  17
   Section 3.9       Absence of Certain Changes or Events..................  18
   Section 3.10      Accounts Receivable...................................  19
   Section 3.11      Inventory.............................................  19
   Section 3.12      Assumed Contracts.....................................  19
   Section 3.13      Miscellaneous Assets..................................  19
   Section 3.14      Litigation............................................  19
   Section 3.15      Labor Matters.........................................  19
   Section 3.16      Employee Benefit Plans................................  20
   Section 3.17      Tax Matters...........................................  20
   Section 3.18      Intellectual Property.................................  21
   Section 3.19      Personal Property.....................................  22
   Section 3.20      Products..............................................  22
   Section 3.21      Product Liability.....................................  22
   Section 3.22      Customer Purchase Orders..............................  23
   Section 3.23      Trade Payables........................................  23
   Section 3.24      Product Warranties....................................  23


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   Section 3.25      Prepaid Expenses......................................  23
   Section 3.26      Goods Held on Consignment.............................  23
   Section 3.27      Seller's Customers....................................  23
   Section 3.28      Suppliers.............................................  23
   Section 3.29      Preliminary Statement of Specified Assets
                     and Liabilities.......................................  24
   Section 3.30      Environmental Matters.................................  24
   Section 3.31      Brokers or Finders....................................  24
   Section 3.32      Books and Records.....................................  24
   Section 3.33      Full Disclosure.......................................  24

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER                       25
   Section 4.1       Organization; Qualification of Purchaser..............  25
   Section 4.2       Authorization.........................................  25
   Section 4.3       Binding Agreement.....................................  25
   Section 4.4       Consents and Approvals; No Violations.................  25
   Section 4.5       Brokers or Finders....................................  26
   Section 4.6       Solvency; Ability to Perform Agreement................  26

ARTICLE V COVENANTS  26
   Section 5.1       Reasonable Efforts and Further Assurances.............  26
   Section 5.2       Publicity.............................................  27
   Section 5.3       Access to Books and Records...........................  27
   Section 5.4       Accounts Receivable; Future Sales.....................  28
   Section 5.5       Noncompetition........................................  28
   Section 5.6       Transition Services...................................  28
   Section 5.7       Waiver of Bulk Sales Requirement......................  29
   Section 5.8       Warranty Repairs; Customer Inquiries..................  30
   Section 5.9       Non-Confidentiality of Tax Structure..................  30
   Section 5.10      Non-Solicitation......................................  30

ARTICLE VI THE CLOSING                                                       30
   Section 6.1       The Closing...........................................  30
   Section 6.2       Deliveries by Seller..................................  30
   Section 6.3       Deliveries by Purchaser...............................  31

ARTICLE VII OBLIGATIONS AFTER CLOSING                                        31
   Section 7.1       Survival of Representations, Warranties and
                     Covenants; Indemnification Survival...................  31
   Section 7.2       Other Provisions with Respect to Indemnification......  34
   Section 7.3       Survival of Indemnification Claims; Escrow............  36

ARTICLE VIII MISCELLANEOUS                                                   36
   Section 8.1       Fees and Expenses.....................................  36


                                       ii

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   Section 8.2       Amendment and Modification............................  36
   Section 8.3       Notices...............................................  36
   Section 8.4       Counterparts..........................................  37
   Section 8.5       Entire Agreement; No Third Party Beneficiaries........  37
   Section 8.6       Severability..........................................  38
   Section 8.7       Governing Law.........................................  38
   Section 8.8       Enforcement; Venue....................................  38
   Section 8.9       Time of Essence.......................................  38
   Section 8.10      Extension, Waiver.....................................  38
   Section 8.11      Election of Remedies..................................  39
   Section 8.12      Assignment............................................  39









                                      iii

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EXHIBIT A BILL OF SALE AND ASSIGNMENT
EXHIBIT B INSTRUMENT OF ASSUMPTION OF LIABILITIES
EXHIBIT C ESCROW AGREEMENT
EXHIBIT D SUPPLY AGREEMENT

Schedule 3.5          Consents and Approvals
Schedule 3.8(a)       Financial Statements
Schedule 3.8(b)       Significant Accounting Policies
Schedule 3.9          Absence of Certain Changes or Events
Schedule 3.10         Accounts Receivable
Schedule 3.11         Inventory
Schedule 3.12         Assumed Contracts
Schedule 3.13         Miscellaneous Assets
Schedule 3.15(d)      Division Employees
Schedule 3.16         Plans
Schedule 3.18(a)      Division Intellectual Property
Schedule 3.18(c)      Division Intellectual Property Fees
Schedule 3.18(d)      Intellectual Property Claims
Schedule 3.19(a)      Personal Property
Schedule 3.19(b)      Equipment Not in Possession of Seller
Schedule 3.20(a)      Products
Schedule 3.20(b)      Product Recalls
Schedule 3.22         Customer Purchase Orders
Schedule 3.23         Trade Payables
Schedule 3.24         Product Warranties
Schedule 3.25         Prepaid Expenses
Schedule 3.26         Goods Held on Consignment
Schedule 3.28         Suppliers
Schedule 3.29         Preliminary Statement of Specified Assets and Liabilities
Schedule 3.30(a)      Environmental Permits and Authorizations
Schedule 3.30(b)      Environmental Matters

                            ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement dated as of May 1, 2003 (this "Agreement") is by and between GSI Lumonics Inc., a New Brunswick corporation ("Purchaser"), and Dynamics Research Corporation, a Massachusetts corporation ("Seller"), relating to the sale of certain specified assets, subject only to those liabilities expressly assumed by Purchaser pursuant hereto, associated with the Dynamics Research Corporation Encoder Division of Seller. Capitalized terms used in this Agreement have the meanings assigned to them in Article I hereof.

          WHEREAS, each of the Boards of Directors of Purchaser and Seller has approved, and deems it advisable and in the best interests of its respective shareholders to consummate the acquisition of certain specified assets of the Division by Purchaser, subject only to those liabilities expressly assumed by Purchaser pursuant hereto, and otherwise upon the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I
                                   DEFINITIONS

          Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

          "Accounts Receivable" shall mean all trade and accounts receivable relating to the Division, as determined in accordance with GAAP.

          "Affiliate" of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

          "Agreement" shall have the meaning set forth in the preamble.

          "Allocation" shall have the meaning set forth in Section 2.5(a).

          "Allocation Dispute Notice" shall have the meaning set forth in
Section 2.5(b).

          "Ancillary Agreements" shall mean the Bill of Sale and Assignment, Instrument of Assumption of Liabilities, the Escrow Agreement and the Supply Agreement.

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          "Assets" shall have the meaning set forth in Section 2.1.

          "Assumed Contracts" shall have the meaning set forth in Section 3.12.

          "Assumed Liabilities" shall have the meaning set forth in Section 2.2.

          "Balance Sheet" shall mean the balance sheet of the Division included in the Financial Statements.

          "Bill of Sale and Assignment" shall mean the Bill of Sale and Assignment between Seller and Purchaser attached hereto as Exhibit A.

          "Business Day" shall mean any day other than (a) Saturday or Sunday or
(b) any other day on which banks are authorized or required to close in Boston, Massachusetts.

          "Claim" shall mean any claim, proceeding or other matter which may give rise to a Loss.

          "Closing" shall have the meaning set forth in Section 6.1.

          "Closing Date" shall have the meaning set forth in Section 6.1.

          "Closing Date Statement" shall have the meaning set forth in Section 2.4(a).

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Computer Software" shall mean computer software programs, databases and all documentation related thereto.

          "Confidentiality Agreement" shall mean the letter agreement dated March 26, 2003, by and between Purchaser and Adams, Harkness & Hill, on behalf of itself and Seller.

          "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by a Person pursuant to any Contract, Law, Order or Permit.

          "Contract" shall mean any agreement, valid quotation, purchase order, arrangement or commitment, contract, indenture, instrument, lease or other obligation of any kind, including obligations binding on a Person, its capital stock, assets, properties or business.

          "Customer Purchase Orders" shall have the meaning set forth in Section 3.22.

          "Defect" shall mean a defect or impurity of any kind, whether in design, manufacture, processing or otherwise of a Product.

          "Direct Claim" shall have the meaning set forth in Section 7.1(d).

          "Disclosure Schedule" shall mean the disclosure schedule prepared and signed by the Seller and delivered to Purchaser simultaneously with the execution hereof.

          "Dispute Notice" shall have the meaning set forth in Section 2.4(b).

          "Disputed Item" shall have the meaning set forth in Section 2.4(b).

          "Division" shall mean the design, manufacture, marketing and sales and support business for encoders supplied to all industries, including, but not limited to, automotive, semiconductor, processing, factory automation, medical instrumentation and motion control sub-systems, heretofore conducted by Seller under the name the "Dynamics Research Corporation Encoder Division," including the Assets and the goodwill appurtenant to such business and assets.

          "Division Employees" shall have the meaning set forth in Section 3.15(d).

          "Division Intellectual Property" shall mean all Intellectual Property used or held for use in connection with the Division, excluding readily available "off the shelf," "shrink wrapped" software.

          "Encoder Premises" shall have the meaning set forth in Section 2.7.

          "Environmental Claim" shall mean any Claim by any Person alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Division, now or in the past, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          "Environmental Law" shall mean each federal, state, local and foreign law and regulation relating to pollution, protection or preservation of human health or the environment including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental

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Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

          "Equipment" shall mean all of the machinery, equipment, repair parts, tools, laboratory and office equipment, engineering and design equipment, test equipment and computer hardware used by the Division. Equipment shall include any lease or license pursuant to which the Division currently uses the Equipment and any maintenance or service contracts relating thereto.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with the Seller would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

          "Escrow Agent" shall have the meaning set forth in the Escrow
Agreement.

          "Escrow Agreement" shall mean the Escrow Agreement between Seller and Purchaser attached hereto as Exhibit C.

          "Escrow Funds" shall have the meaning set forth in Section 2.3.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Excluded Assets" shall mean the following assets of the Seller:

          (i) Seller's real property leases or tenant improvements except for any tenant improvements (with respect to the Division), integral to the production process of the Division which can be removed from Seller's current premises;

          (ii) any of Seller's cash, marketable or other securities, commercial paper and cash equivalents or other investments, on hand or in bank accounts and all of Seller's bank accounts;

          (iii) the phone system used by the Division and any computers not used primarily in the business or operations of the Division and any software embodied in any such computers; any communication or data network systems not used primarily in the business or operations of the Division, including, without limitation, the MK Server used by the Division and the email server shared by the Division and the Seller's Metrigraphics division and the software included within each;

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          (iv)   all corporate records of Seller and its other businesses, all financial and tax records of Seller relating in whole or in part to the business or operations of Seller and all other records and files not relating primarily to the business or operations of the Division;

          (v)    all personnel files of any employees of Seller;

          (vi) the consideration received by Seller pursuant to this Agreement;

          (vii) all of Seller's rights, claims, actions, causes of action, judgments and demands of whatever nature relating to the Excluded Assets;

          (viii) all guarantees, letters of credit, bank drafts and similar items given by Seller for the benefit of the Division, including but not limited to any guarantees of bank loans or lines of credit;

          (ix) all insurance policies of Seller and the rights to claims thereunder; and

          (x) all of Seller's deferred charges, advance payments, prepaid items and assets, security and other deposits, claims for refunds, rights of offset and credits of all kinds, relating to the Excluded Assets.

          "Excluded Liabilities" shall mean any liability or obligation of Seller that is not an Assumed Liability expressly assumed by Purchaser pursuant to this Agreement.

          "Facilities" shall have the meaning set forth in Section 5.6(a).

          "Financial Statements" shall mean the unaudited balance sheet of the Division as at December 31 for the year 2002, together with the statement of income for the year then ended and the audited consolidated balance sheet of the Seller and its Subsidiaries as at December 31 for the year 2002, together with the consolidated statements of income, shareholders' equity and cash flows for the year then ended.

          "GAAP" shall mean United States generally accepted accounting principles.

          "Governmental Authority" shall mean any federal, state, local or foreign court, arbitral tribunal, agency, authority, board, commission, legislature or office of any federal, state, county, district, municipality, city, foreign or other government unit.

          "Independent Accountants" shall mean Deloitte & Touche LLP or such other nationally recognized accounting firm as Purchaser and Seller shall in good faith agree.

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          "Indemnified Party" shall have the meaning set forth in Section
7.1(c).

          "Indemnifying Party" shall have the meaning set forth in Section
7.1(c).

          "Instrument of Assumption of Liabilities" shall mean the Instrument of Assumption of Liabilities between Seller and Purchaser attached hereto as Exhibit B.

          "Intellectual Property" shall mean patents, trademarks, trade names, service marks, Internet domain names, copyrights and applications for and registrations of such patents, trademarks, trade names, service marks, Internet domain names and copyrights, and all technology, know-how, Computer Software and proprietary information.

          "Intellectual Property Claims" shall have the meaning set forth in
Section 3.18(d).

          "Interest Rate" shall mean six percent per year calculated on the basis of a 365 day year and charged for the actual number of days elapsed.

          "Inventory" shall mean all raw material, work-in-process, component parts and finished goods inventory relating to the Division.

          "IRS" shall mean the Internal Revenue Service.

          "Knowledge" shall mean (a) with respect to an individual, an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter and (b) with respect to an entity, an entity (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any of the senior management or directors of such entity or such entity's divisions or segments has Knowledge of such fact or other matter.

          "Law" shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation and any other executive or legislative proclamation.

          "Lien" shall mean any lien, charges, security interest, attachment, encumbrance or charge of any kind, mortgage and pledge (including any agreement to give any of the foregoing); provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings; (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented; (iii) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws; (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and material men to secure claims for labor, materials or supplies and other like liens; and (v) restrictions on transfers of securities imposed by applicable securities Laws.

          "Litigation" shall mean any suit, action, arbitration, cause of action, Claim, complaint, criminal prosecution, investigation, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any federal, state, local or foreign court, tribunal or agency or before any arbitrator.

          "Losses" shall mean actual, direct and out-of-pocket losses, liabilities, damages, costs and expenses (including reasonable attorney's fees and costs of investigation).

          "Material Adverse Effect" shall mean any adverse change that is or is reasonably likely to materially impair the value of the Assets or materially increase the obligations pursuant to the Assumed Liabilities or materially interfere with Purchaser's use of the Assets in substantially the same manner as currently used by the Division.

          "Materials of Environmental Concern" shall mean chemicals; pollutants; contaminants; wastes; toxic or hazardous substances, materials and wastes; petroleum and petroleum products; asbestos and asbestos-containing materials; polychlorinated biphenyls; lead and lead-based paints and materials; and radon.

          "Miscellaneous Assets" shall have the meaning set forth in Section
3.13.

          "Multiemployer Plan" shall mean "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA to which Seller or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) years.

          "Order" shall mean any decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any Governmental Authority.

          "Permit" shall mean any federal, state, local or foreign governmental approval, authorization, certificate, license or permit.

          "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity or organization.

          "Personal Property" shall mean all furniture, fixtures, Equipment, data processing and computer equipment and other tangible personal property (other than Inventory) associated with the Division, including, without limitation, any tenant improvements integral to the production process of the Division which can be removed from Seller's current premises.

          "Plan" shall mean each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Seller or by any ERISA Affiliate, or to which the Seller or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee of the Division.

          "Preliminary Statement of Specified Assets and Liabilities" shall have the meaning set forth in Section 3.29.

          "Prepaid Expenses" shall mean any operating costs, prepaid expenses, credits, deferred charges, advance payments, security deposits and other prepaid items incurred or which may be incurred in connection with the Division after the date hereof and which were paid by Seller on or prior to the date hereof.

          "Product" shall mean any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by the Division, including, without limitation, modular encoders, rotary shaft encoders, hollow shaft encoders, linear encoders, interface products and custom designed products.

          "Product Liabilities" shall have the meaning set forth in Section
3.21.

          "Product Warranties" shall mean all guarantees, warranties, indemnities and similar obligations of Seller with respect to Products sold, distributed or otherwise disposed of prior to the Closing Date to the extent the same obligate Seller to repair or replace such Products or refund the purchase price thereof.

          "Purchase Price" shall have the meaning set forth in Section 2.3.

          "Purchase Price Adjustment Payment" shall have the meaning set forth in Section 2.4(c).

          "Purchaser" shall have the meaning set forth in the preamble.

          "Purchaser Indemnified Parties" shall have the meaning set forth in
Section 7.1(a).

          "Realized Tax Benefit" shall have the meaning set forth in Section 7.2(c).

          "Seller" shall have the meaning set forth in the preamble.

          "Seller Indemnified Parties" shall have the meaning set forth in
Section 7.1(b).

          "Subsidiary" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or
(b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

          "Supply Agreement" shall mean the supply agreement between Purchaser and Seller attached hereto as Exhibit D.

          "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any Governmental Authority, including, without limitation, all income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

          "Tax Authority" shall mean any domestic, foreign, federal, national, state, provincial, county or municipal or other local government or any subdivision, agency, commission or authority thereof, exercising Tax regulatory authority.

          "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

          "Third Party" shall mean any Person other than Seller, Purchaser or their respective Affiliates.

          "Third Party Claim" shall have the meaning set forth in Section
7.1(d).

          "Trade Payables" shall have the meaning set forth in Section 3.23.

          "Transaction" shall have the meaning set forth in Section 2.2.

          "Transition Period" shall have the meaning set forth in Section
5.6(a).

          "Transfer Taxes" shall mean all sales, use, transfer, recording, ad valorem, documentary, registration, conveyance, excise, license, stamp or similar Taxes and fees.

          "Waiver Request" shall have the meaning set forth in Section 8.10.

          "Warranty Reserve" shall mean the amount of $70,878, as reflected on the Preliminary Statement of Specified Assets and Liabilities and the Closing Date Statement.

          "Warranty Obligation" shall have the meaning set forth in Section 5.8.


          Section 1.2  Interpretation.

               (a) Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

               (b) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

               (c) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

               (d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

               (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

               (f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

               (g) In the event of any inconsistency between statements in the body of this Agreement and statements in the Disclosure Schedule (excluding exceptions expressly set forth in the Disclosure Schedule), the statements in the body of this Agreement shall control.

               (h) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.


                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

         Section 2.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to each of the following, except for the Excluded Assets and except as otherwise specifically provided herein (such right, title and interest collectively referred to herein as the "Assets"):

               (a) the Products;

               (b) the Division Intellectual Property, including, without limitation, patents and patent applications, the rights to the Dynamics Research Corporation Encoder Division trade names in association with the Products, including, without limitation, "Modular Encoder," "Rotary Shaft Encoder," "Hollow Shaft Encoder" and "Linear Encoder," and trademarks and all technical drawings, descriptions, documentation, know-how and technology with respect to the manufacturing, servicing and repair of the Products;

               (c) the Inventory;

               (d) all customer and supplier lists relating to the Division;

               (e) the Accounts Receivable;

               (f) the Assumed Contracts;

               (g) the Personal Property;

               (h) the Prepaid Expenses;

               (i) the Miscellaneous Assets;

               (j) all guarantees, warranties, indemnities and similar rights in favor of Seller with respect to any Asset;

               (k) books and records related solely to the Assets transferred to Purchaser pursuant to this Agreement; and

               (l) all rights, claims, credits, causes of action or rights of set-off against Third Parties related primarily to the Assets or the Assumed Liabilities, including, without limitation, rights under manufacturers' and vendors' warranties covering the Assets.

          Section 2.2 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall assume only the liabilities and obligations of Seller as of the Closing Date with respect to each of the following, which are collectively referred to herein as the "Assumed Liabilities":

               (a) any obligation or liability relating to the Assets or their use to the extent arising out of an event which occurs after the Closing Date;

               (b) any obligation or liability pursuant to the Assumed Contracts, the Trade Payables or the Customer Purchase Orders; and

               (c) the Warranty Obligation.

Purchaser shall assume none of the Excluded Liabilities. The transactions referred to in Sections 2.1 and 2.2 are referred to herein as the "Transaction."

          Section 2.3 The Purchase Price. Subject to the terms and conditions of this Agreement, in consideration of the sale, conveyance, assignment, transfer and delivery to Purchaser of the Assets, at the Closing, Purchaser shall pay a total purchase price of $3,300,000 (the "Purchase Price"), subject to adjustment as provided herein and shall assume the Assumed Liabilities. From the Purchase Price, Purchaser shall deliver to the Escrow Agent an amount of cash equal to $700,000 for deposit pursuant to the Escrow Agreement (the "Escrow Funds") and shall pay to Seller an amount of cash equal to $2,600,000.

          Section 2.4 Purchase Price Adjustment.

               (a) As soon as practical, but in any event within thirty (30) days following the Closing Date, unless otherwise extended by the mutual agreement of the parties, Purchaser shall deliver to Seller a statement (the "Closing Date Statement") reflecting the net book value as of April 30, 2003 of the assets and liabilities included in the Preliminary Statement of Specified Assets and Liabilities referred to in Section 3.29. The Closing Date Statement shall be in the same form, prepared in a manner consistent with the accounting practices and policies of Seller used to prepare the Preliminary Statement of Specified Assets and Liabilities and reflect the items included in the Preliminary Statement of Specified Assets and Liabilities.

               (b) Seller may dispute any amounts reflected on the Closing Date Statement (each, a "Disputed Item") as delivered by Purchaser in accordance with
Section 2.4(a) hereof; provided, however, that Seller shall notify Purchaser in writing (the "Dispute Notice") of each Disputed Item, specifying the amount thereof in dispute and setting forth in reasonable detail the basis for such dispute, within twenty (20) days of Seller's receipt of the Closing Date Statement; and provided, further, however, that if an account or item is recorded or treated in a manner consistent with the preparation of the Preliminary Statement of Specified Assets and Liabilities, then, provided that such recording or treatment does not prevent the Closing Date Statement from being in accordance with GAAP, it shall be accepted as correct by Seller for purposes of this Section 2.4. Seller shall submit only one Dispute Notice containing all Disputed Items. In the event of such a dispute, Purchaser and Seller shall attempt to reconcile their differences as to each Disputed Item and any resolution by them as to any Disputed Item shall be final, binding and conclusive on the parties hereto. If Purchaser and Seller are unable to reach a resolution on all Disputed Items set forth in the Dispute Notice within fifteen
(15) days of the receipt by Seller of the Dispute Notice, Purchaser and Seller shall submit the Disputed Items remaining in dispute for resolution to the Independent Accountants which shall, within fifteen (15) days after submission, determine and report to the parties upon such remaining Disputed Items, and such report shall be final, binding and conclusive on the parties hereto; provided, however, that the Independent Accountants shall not determine the amount of any Disputed Item to be outside the range provided by each of Seller's and Purchaser's submissions of the appropriate amount with respect to such Disputed Item. All costs and expenses of the Independent Accountants relating to the Disputed Items shall be allocated equally between Purchaser and Seller. The Closing Date Statement as modified by resolution pursuant to this Section 2.4(b) of the Disputed Items set forth in the Dispute Notice by (i) Purchase and Seller or (ii) the Independent Accountants, shall be deemed the Closing Date Balance Sheet for purposes of Section 2.4(c) hereof.

               (c) Subject to the provisions of Section 2.4(b) hereof, within three (3) Business Days after the date of final determination of the Closing Date Statement in accordance with Section 2.4(b) hereof, (i) in the event that the net book value of the total assets and liabilities reflected on the Closing Date Statement is greater than the Purchase Price, the amount of any such increase shall be paid by Purchaser to Seller as an adjustment to the Purchase Price and (ii) in the event that the net book value of the total assets and liabilities reflected on the Closing Date Statement is less than the Purchase Price, the amount of any such difference shall be paid by Seller to Purchaser as an adjustment to the Purchase Price. Any payment pursuant to this Section 2.4(c) (a "Purchase Price Adjustment Payment") shall be made by wire transfer of immediately available funds and shall be made together with interest thereon at the Interest Rate, payable for the period commencing on the Closing Date and ending on the day immediately prior to the date of such Purchase Price Adjustment Payment.

               (d) During the periods in which (i) the Closing Date Balance Sheet is being prepared or (ii) any dispute as contemplated by Section 2.4(b) hereof is pending, Seller and Purchaser shall provide each other, including their authorized agents and representatives, with reasonable access, during normal business hours and without disruption to their normal business, to their respective books, records, facilities, employees, accountants, counsel or other representatives pertaining to the Division and the Transaction, and Seller shall promptly provide to Purchaser copies of all books, records, contracts, reports and other information which Purchaser may reasonably request in connection with the preparation of the Closing Date Balance Sheet.

          Section 2.5 Allocation of Purchase Price; Tax Filings.

               (a) The Purchase Price shall be allocated among the Assets as shall be determined by Purchaser and reflected in a statement of Allocation of Purchase Price delivered by Purchaser to Seller within thirty (30) days of the Closing (the "Allocation"). Each of Purchaser and Seller shall (i) timely file all forms (including Internal Revenue Service Form 8594) and Tax Returns required to be filed in connection with the Allocation, (ii) be bound by the Allocation for purposes of determining Taxes, (iii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation and (iv) take no position, and cause its Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return, in any audit or proceeding before any taxing authority, in any report made for Tax, financial accounting or any other purposes, or otherwise. In the event that the Allocation is disputed by any Tax Authority, the party receiving notice of such dispute shall promptly notify the other party hereto concerning the existence and resolution of such dispute.

               (b) In the event that Seller reasonably determines that the Allocation will have a material detrimental effect on Seller, Seller may dispute amounts reflected in the Allocation as delivered by Purchaser in accordance with this Section 2.5(b); provided, however, that Seller shall notify Purchaser in writing (the "Allocation Dispute Notice"), specifying the allocated amounts in dispute and setting forth in reasonable detail the basis for such dispute, within ten (10) days of Seller's receipt of the Allocation. In the event of such a dispute, Purchaser and Seller shall attempt to reconcile their differences as to the disputed amounts in the Allocation, and any resolution by them shall be final, binding and conclusive on the parties hereto. If Purchaser and Seller are unable to reach a resolution on all disputed amounts set forth in the Allocation Dispute Notice within fifteen (15) days of the receipt by Seller of the Allocation Dispute Notice, Purchaser and Seller shall submit the allocation amounts remaining in dispute for resolution to the Independent Accountants which shall, within fifteen (15) days after submission, determine and report to the parties upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the parties hereto; provided, however, that the Independent Accountants shall not determine the allocation of any disputed amounts to be outside the range provided by each of Seller's and Purchaser's submissions of the appropriate allocation with respect to such amounts. All costs and expenses of the Independent Accountants relating to disputed allocation amounts shall be allocated equally between Purchaser and Seller. The Allocation as modified by resolution pursuant to this Section 2.5(b) of the disputed allocation amounts set forth in the Allocation Dispute Notice by
(i) Purchaser and Seller or (ii) the Independent Accountants, shall be deemed the Allocation for purposes of Section 2.5(a) hereof.

          Section 2.6 Prorations for Taxes, Expenses. Seller and Purchaser agree that Taxes with respect to the Assets (but in no event including income Taxes) shall be prorated as of the Closing, with Seller liable to the extent such items relate to any time period on or before the Closing, and Purchaser liable to the extent such items relate to periods commencing after the Closing. In connection with these prorations, in the event that actual figures are not available at the Closing, the proration shall be based upon the actual Taxes or other amounts accrued through the Closing Date or paid for the most recent year (or other appropriate period) for which actual Taxes or other amounts paid are available. Such prorated Taxes or other amounts shall be re-prorated and paid to the appropriate party within sixty (60) days of the date that the previously unavailable actual figures become available. Seller and Purchaser agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 2.6. Notwithstanding anything to the contrary herein, no proration shall be made under this Section 2.6 with respect to Transfer Taxes.

          Section 2.7 Physical Inventory. Seller and Purchaser shall conduct a physical inventory of 80% of the on-hand value of the Inventory plus the stockroom of finished goods Inventory to be completed on or promptly following the Closing Date at Seller's facilities located at Wilmington, Massachusetts (the "Encoder Premises"). Upon completion of the physical inventory, Purchaser and Seller shall mutually agree upon the final list of Inventory to be reflected on the Closing Date Balance Sheet, and Seller shall indemnify Purchaser pursuant to Article VII for the difference in the amount of the Inventory reflected on the Preliminary Statement of Specified Assets and Liabilities and the amount of the Inventory to be reflected on the Closing Date Balance Sheet pursuant to this
Section 2.7. The valuation of Inventory will be computed consistent with Seller's past practices and procedures. To the extent that Seller and Purchaser agree not to physically inventory segments of Inventory, the quantity of such Inventory on the books of Seller shall be assumed. The Seller shall pay the cost and expense of having a representative of KPMG attend the physical inventory for the purpose of making any procedural or other determinations as to the conduct of the physical inventory. If required by Purchaser, Purchaser shall pay the cost and expense of having a representative of its auditor attend the physical inventory for the purpose of advising Purchaser as to any procedural or other determinations made by Seller and KPMG regarding the conduct of the physical inventory. Each party shall bear its own costs in connection with the physical inventory.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Except as specifically set forth in the Disclosure Schedule prepared and signed by Seller and delivered to Purchaser simultaneously with the execution hereof, Seller represents and warrants to Purchaser that all of the statements contained in this Article III are true and complete as of the date hereof (or, if made as of a specified date, as of such date). Each exception set forth in the Disclosure Schedule and each other response to this Agreement set forth in the Disclosure Schedule is identified by reference to a specific individual section of this Agreement, it being understood and agreed that each such exception and response shall be deemed to be disclosed both under such section and any other section to which such disclosure reasonably relates).

          Section 3.1 Organization; Qualification of Seller. Seller (i) is a Massachusetts corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts; (ii) has the requisite corporate power and corporate authority to carry on the business of the Division as it is now being conducted and to own and operate the Assets and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which the conduct of the Division's business requires such qualification.

          Section 3.2 Authorization. Seller has the requisite corporate power and corporate authority to execute and deliver this Agreement, the Ancillary Agreements and to consummate the Transaction. No further corporate action on the part of Seller is necessary to authorize the execution, delivery and performance by Seller of this Agreement, the Ancillary Agreements and the consummation by it of the Transaction.

          Section 3.3 Binding Agreements. This Agreement and each of the Ancillary Agreements has been duly executed and delivered by Seller and, assuming due and valid authorization, execution and delivery thereof by Purchaser this Agreement and each of the Ancillary Agreements is a valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application now or hereinafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at equity or at law).

          Section 3.4 Good Title Conveyed. The Bill of Sale and Assignment and the endorsements, assignments and other instruments to be executed and delivered by Seller to Purchaser at the Closing will be valid and binding obligations of Seller, enforceable in accordance with their respective terms, and will effectively vest in Purchaser good, valid and marketable title to all of the Assets free and clear of all Liens, except Liens to be assumed by Purchaser pursuant to the Instrument of Assumption of Liabilities.

          Section 3.5 Consents and Approvals; No Violations. Except for the filings, Permits and Consents as may be required under, and other applicable requirements of, the Exchange Act and state securities or blue sky laws and as otherwise set forth on Schedule 3.5, none of the execution, delivery or performance of this Agreement and each of the Ancillary Agreements by Seller, the consummation by Seller of the Transaction or compliance by Seller with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the articles of organization, by-laws or similar organizational documents of Seller, (ii) require any filing with, Permit or Consent of, any Governmental Authority or other Person (including, without limitation, Consents from parties to loans, contracts, leases and other agreements to which Seller is a party), (iii) require any Consent or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement to which Seller is a party, or (iv) violate any Order, statute, rule or regulation applicable to Seller or the Assets or Assumed Liabilities.

          Section 3.6 Compliance with Laws. Seller has complied in a timely manner and in all material respects with all Laws, Orders and Permits with respect to the Division, and no notice, charge, Claim, action or assertion has been received by Seller (with respect to the Division) or has been filed, commenced or, to the Knowledge of Seller, threatened against Seller (with respect to the Division) alleging any violation of any of the foregoing.

          Section 3.7 Title to Assets; Necessary Assets. Except as set forth on
Schedule 3.7, Seller has good and marketable title to, or a valid leasehold or other relevant interest in, all the Assets, free and clear of all Liens. The Assets to be conveyed to Purchaser pursuant to this Agreement include all rights, properties and other assets necessary to permit Purchaser to conduct the business of the Division after the Closing in materially the same manner as such business has been conducted by Seller and the Seller Subsidiaries prior to the date hereof, other than those assets specifically listed as Excluded Assets.

          Section 3.8 Financial Statements.

               (a) True and complete copies of the Financial Statements, together with the related auditors reports, are included in Schedule 3.8(a). The Financial Statements have been prepared from, are in accordance with and accurately reflect, the books and records of the Division, Seller and its Subsidiaries, comply in all material respects with applicable accounting requirements, and with respect to

Seller and its Subsidiaries, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Seller and its Subsidiaries and the financial position and the results of operations of the Division as a component of the consolidated financial statements of the Seller as of the times and for the periods referred to therein.

               (b) Schedule 3.8(b) is a complete and accurate list of all significant accounting policies with respect to the Division, including, without limitation, accounting policies with respect to revenue recognition, inventory valuation, depreciation, costs, reserves and receivables.

          Section 3.9 Absence of Certain Changes or Events. Since December 31, 2002, the Division has conducted its business only in the ordinary and usual course consistent with past practice, and, except as set forth on Schedule 3.9, neither the Division nor the Seller (with respect to the Division) has:

               (a) suffered any material adverse change in its working capital, financial condition, results of operation, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business or operations;

               (b) incurred any liability or obligation (absolute, accrued, contingent or otherwise) except non-material items incurred in the ordinary course of business and consistent with past practice, none of which exceeds $25,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

               (c) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien;

               (d) disposed of or permitted to lapse any rights to the use of any Division Intellectual Property, or disposed of or disclosed to any Person other than representatives of Purchaser any trade secret, formula, process, know-how or other Division Intellectual Property not theretofore a matter of public knowledge;

               (e) granted any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any other increase in the compensation payable or to become payable to any officer or employee, and no such increase is customary on a periodic basis or required by agreement or understanding; or

               (f) agreed, whether in writing or otherwise, to take any action described in this section.

          Section 3.10 Accounts Receivable. Schedule 3.10 is a complete and accurate list of the Accounts Receivable. All Accounts Receivable of the Seller, whether reflected in the Balance Sheet or otherwise, represent sales actually made in the ordinary course of business, and are current and collectible net of any reserves shown on the Balance Sheet.

          Section 3.11 Inventory. Schedule 3.11 is a complete and accurate list of the Inventory. All of the Inventory, whether reflected in the Balance Sheet or otherwise, consist of a quality and quantity usable and salable in the ordinary and usual course of business, except for items of obsolete materials and materials of below-standard quality, all of which items have been written off or written down on the Balance Sheet to fair market value or for which adequate reserves have been provided therein. All Inventories have been valued for purposes of this Agreement on a basis consistent with the Seller's current inventory valuation standards and in a manner consistent with past practices and procedures. All work-in-process and finished goods Inventory is free of any Defect or other deficiency.

          Section 3.12 Assumed Contracts. Schedule 3.12 is a list of the Contracts relating to the operation of the Division being transferred to Purchaser pursuant to this Agreement (such Contracts as set forth on Schedule 3.12, the "Assumed Contracts"). Each Assumed Contract is in full force and effect and is a legal, valid and binding obligation of Seller and to the Knowledge of Seller, each of the parties thereto, enforceable in accordance with its terms. No condition exists or event has occurred which would constitute a material default by Seller or result in a right of termination under any Assumed Contract.

          Section 3.13 Miscellaneous Assets. Schedule 3.13 is a complete and accurate list of the miscellaneous assets being transferred to Purchaser pursuant to this Agreement (such miscellaneous assets as set forth on Schedule 3.13, the "Miscellaneous Assets").

          Section 3.14 Litigation. There is no Litigation pending or, to the Knowledge of Seller, threatened against or affecting the Assets, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement or in connection with the Transaction; and to the Knowledge of Seller, there is no valid basis for any such action, proceeding or investigation. Seller is not subject to any judgment, order or decree which may have an adverse effect on the Division or on its ability to acquire any property or conduct the business of the Division in any area.

          Section 3.15 Labor Matters.

               (a) Seller (with respect to the Division) is, and has at all times been, in compliance, in all material respects, with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health; and there are no complaints, lawsuits or other proceedings pending or, to the Knowledge of Seller, threatened in any forum by or on behalf of any Division Employees alleging breach of any express or implied contract of employment, any laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

               (b) There is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout actually pending, or to the Knowledge of Seller, threatened against or affecting the Division, and during the past five years there has not been any such action.

               (c) Seller (with respect to the Division) is not a party to or bound by any collective bargaining or similar agreement with any labor organization or work rules or practices agreed to with any labor organization or employee association applicable to the Division Employees.

               (d) Schedule 3.15(d) is a complete and accurate list of the date of hire, base salary, title and annual cash bonus opportunity of each employee of the Division (the "Division Employees") as well as group insurance programs in effect for such Division Employees as of the date hereof.

               (e) Seller has provided to Purchaser a true and complete copy of each written personnel policy, rule and procedure applicable to the Division Employees.

          Section 3.16 Employee Benefit Plans. Schedule 3.16 is a complete and accurate list of all Plans. None of the Plans are Multiemployer Plans. All obligations of any nature under any Plan arising prior to or after the Closing will constitute a liability of Seller, and Purchaser shall have no obligation or duty with respect thereto.

          Section 3.17 Tax Matters.

               (a) Seller has timely filed all Tax Returns relating to the Division and the Assets that are required to be filed, and all such Tax Returns are true, complete and accurate in all respects. Seller has timely paid, or provided adequate accrual for, all Taxes which are due (whether or not shown as due on a Tax Return), or claimed or asserted by any Tax Authority to be due.

               (b) There has been no issue raised or adjustment proposed (and none is pending) by any Tax Authority with respect to Taxes attributable to the Assets or the Division. There are no encumbrances for Taxes upon any of the Assets except for liens for Taxes not yet due. There is no pending Tax audit or examination, nor any action, suit, investigation, claim or deficiency asserted with respect to the Assets or the Division.

               (c) All amounts required to be withheld or collected for Taxes for payments made to employees of the Division or others have been withheld or collected and have been or will be remitted to the appropriate Tax Authority when due.

          Section 3.18 Intellectual Property.

               (a) Schedule 3.18(a) sets forth a complete and accurate list of the Division Intellectual Property, together with all licenses related to the foregoing, whether Seller is the licensee or licensor thereunder.

               (b) Seller is the sole and exclusive owner or valid licensee of all Division Intellectual Property, free and clear of all Liens.

               (c) Except as set forth on Schedule 3.18(c), all patents, registrations and applications for Division Intellectual Property (i) are valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and
(ii) have not lapsed, expired or been abandoned, and no patent, registration or application therefor is the subject of any opposition, interference, cancellation proceeding or other legal or governmental proceeding before any Governmental Authority.

               (d) Seller owns or has the valid right to use all of the Division Intellectual Property. To the Knowledge of Seller, there are no conflicts with or infringements of any Division Intellectual Property by any third party. The conduct of the business of the Division as currently conducted does not conflict with or infringe in any way on any proprietary right of any third party. Except as set forth on Schedule 3.18(d), there is no claim, suit, action or proceeding pending or, to the Knowledge of Seller, threatened against Seller (with respect to the Division) ("Intellectual Property Claims") (i) alleging any such conflict or infringement with any third party's proprietary rights or (ii) challenging the ownership, use, validity or enforceability of the Division Intellectual Property.

               (e) The Computer Software used in the conduct of the business of the Division was either (i) developed by employees of the Seller within the scope of their employment, (ii) developed on behalf of the Seller by a third party, and all ownership rights therein have been assigned or otherwise transferred to or vested in Seller pursuant to written agreements or (iii) licensed or acquired from a third party pursuant to a written license, assignment, or other contract that is in full force and effect and of which Seller is not in material breach.

               (f) All consents, filings, and authorizations by or with Governmental Entities or third parties necessary with respect to the consummation of the Transaction, as they may affect the Division Intellectual Property, have been obtained.

               (g) Seller has not entered into any consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the Division Intellectual Property or, to the Knowledge of Seller, any Division Intellectual Property licensed by Seller for use in the conduct of the business of the Division, or the Intellectual Property of any third party, except as contained in any license agreements listed in Schedule 3.18(a).

               (h) Neither Seller nor Purchaser is, or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Division Intellectual Property.

          Section 3.19 Personal Property.

               (a) Schedule 3.19(a) is a complete and accurate list of the Personal Property. All Personal Property is in good condition and repair, reasonable wear and tear excepted, conforms with all applicable Laws and is fit for its intended use; and Seller has no Knowledge of any pending or threatened change of any applicable Law with which any of such property would not conform.

               (b) Schedule 3.19(b) lists each item of Equipment which is not in the possession of the Seller, if any, together, in each case, with the name, address and telephone number of each Person who holds such property.

          Section 3.20 Products.

               (a) Schedule 3.20(a) is a complete and accurate list of the Products.

               (b) Except as set forth on Schedule 3.20(b), none of the Products have been recalled or withdrawn (whether voluntarily or otherwise) at any time during the past five (5) years and there have been no proceedings (whether completed or pending) at any time during the past five (5) years seeking the recall, withdrawal, suspension or seizure of any Product.

          Section 3.21 Product Liability. There are not presently pending, or, to the Knowledge of Seller, threatened, and, to the Knowledge of Seller, there is no basis for, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged Defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Product manufactured, distributed or sold in connection with the Division ("Product Liabilities"). Except as set forth on Schedule 3.24, Seller has not extended to any of its customers any written, non-uniform product warranties, indemnifications or guarantees in connection with the business of the Division.

          Section 3.22 Customer Purchase Orders. Schedule 3.22 is a complete and accurate list of all customer purchase orders for the sale of Products relating to the Division (such customer purchase orders as set forth on Schedule 3.22, the "Customer Purchase Orders").

          Section 3.23 Trade Payables. Schedule 3.23 is a complete and accurate list of all trade payables relating to the Division (such trade payables as set forth on Schedule 3.23, the "Trade Payables").

          Section 3.24 Product Warranties. Schedule 3.24 is a complete and accurate list of all Product Warranties.

          Section 3.25 Prepaid Expenses. Schedule 3.25 is a complete and accurate list of all Prepaid Expenses.

          Section 3.26 Goods Held on Consignment. Schedule 3.26 lists all goods, if any, held by the Division on consignment or other goods, if any, in the possession of Seller for the benefit of the Division which goods are not owned by Seller, together, in each case, with a description of the terms of such consignment and the name, address and telephone number of the owner of such property. Schedule 3.26 lists all goods, if any, owned by Seller for the benefit of the Division which goods have been consigned by Seller to another Person, together, in each case, with a description of the terms of such consignment and the name, address and telephone number of the Person to whom such property has been consigned. The Division is not otherwise under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers or other customers of the Division.

          Section 3.27 Seller's Customers. To the Knowledge of Seller, the relationship of Seller with each of such customers of Seller is a good commercial working relationship. Except with respect to Stanadyne Corporation, Seller has no Knowledge that any such customer intends to cancel or otherwise substantially modify its relationship with Seller or limit materially its purchases from Seller either as a result of the transactions contemplated hereby or otherwise.

          Section 3.28 Suppliers. Schedule 3.28 sets forth the lists of all suppliers whose supplies to Seller and the Division as presently conducted exceeded $25,000 during calendar year 2002. During the period from January 1, 2001 through the date hereof, none of such suppliers has canceled or substantially modified its agreement or commitment with Seller to supply products or services (or threatened in writing to do any of the foregoing). To the Knowledge of Seller, the relationship of Seller with each of such suppliers of Seller is a good commercial working relationship. Seller has no Knowledge that any such supplier intends to cancel or otherwise substantially modify its relationship with Seller or limit materially its services, supplies or materials to Seller either as a result of the transactions contemplated hereby or otherwise.

          Section 3.29 Preliminary Statement of Specified Assets and Liabilities. Schedule 3.29 is a complete and accurate statement of the net book value of the assets and liabilities of Seller, other than the Warranty Reserve, reflected thereon as of March 31, 2003 (the "Preliminary Statement of Specified Assets and Liabilities"). The Preliminary Statement of Specified Assets and Liabilities has been prepared from, and in accordance with and accurately reflects, the books and records of Seller and its Subsidiaries, complies in all material respects with applicable accounting requirements and has been prepared in accordance with Seller's policies and practices applied on a consistent basis, as of the time referred to therein.

          Section 3.30 Environmental Matters.

               (a) Schedule 3.30(a) is a complete and accurate list of each permit and other governmental authorization currently held by Seller with respect to the Assets and the operations of the Division relating to the applicable Environmental Laws.

               (b) Except as set forth on Schedule 3.30(b), Seller, with respect to the Assets and the operations of the Division (i) is now, and at all times prior to the Closing Date has been, in compliance in all material respects with all applicable Environmental Laws (including, without limitation, the possession of all permits and other governmental authorizations required under all applicable Environmental Laws and compliance with the terms and conditions thereof) and (ii) is not subject to any pending or, to the Knowledge of Seller, threatened, Environmental Claims.

          Section 3.31 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with the Transaction, except for Adams, Harkness & Hill, for which Seller shall be solely responsible.

          Section 3.32 Books and Records. The books of account, minute books and other records of Seller relating to the Division are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

          Section 3.33 Full Disclosure. No representation or warranty by Seller contained in this Agreement and no statement contained in any document (including, without limitation, financial statements and the Disclosure Schedule), certificate, or other writing furnished or to be furnished by Seller to Purchaser or any of its representatives pursuant to the provisions hereof or in connection with the Transaction, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser represents and warrants to Seller that:

          Section 4.1 Organization; Qualification of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of New Brunswick.

          Section 4.2 Authorization. Purchaser has the requisite corporate power and corporate authority to execute and deliver this Agreement, the Ancillary Agreements and to consummate the Transaction. No further corporate action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement, the Ancillary Agreements or the consummation by Purchaser of the Transaction.

          Section 4.3 Binding Agreement. This Agreement and each of the Ancillary Agreements has been duly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery thereof by Seller, this Agreement and each of the Ancillary Agreements is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application now or hereinafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at equity or at law).

          Section 4.4 Consents and Approvals; No Violations. Except for the filings, Consents or Permits, as may be required under, and other applicable requirements of, the Exchange Act and state securities or blue sky laws, none of the execution, delivery or performance of this Agreement and each of the Ancillary Agreements by Purchaser, the consummation by Purchaser of the Transaction or compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the certificate and articles of continuance, the by-laws or similar organizational documents of Purchaser, (ii) require any filing with Consent or Permit of any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any Contract to which Purchaser is a party, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the Transaction.

          Section 4.5 Brokers or Finders. Neither Purchaser nor any of its Subsidiaries or its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with the Transaction.

          Section 4.6 Solvency; Ability to Perform Agreement. Purchaser is solvent, now has available funds necessary to pay the Purchase Price without the need to obtain additional financing, and there is no occurrence, event or condition with respect to it that would prevent it from performing this Agreement in all material respects. Purchaser will not become insolvent as a result of consummating the transaction contemplated by this Agreement.


                                   ARTICLE V

                                    COVENANTS

          Section 5.1 Reasonable Efforts and Further Assurances.

               (a) Following the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and Seller shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to give effect to the Transaction, including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed in connection with the Transaction; or (ii) the taking of such actions as are necessary to obtain any Permits or Consents required to be made or obtained in connection with the Transaction; and (iii) the execution of any additional documents or instruments which may be necessary or appropriate to carry out the provisions of this Agreement.

               (b) Following the Closing, each party shall promptly consult with the other party hereto with respect to, provide any necessary information with respect to and provide the other party (or their respective counsel) with copies of, all filings made by such party with any Governmental Authority or any other information supplied by such party to a Governmental Authority in connection with this Agreement and the Transaction. Each party hereto shall promptly inform the other party, and if applicable, provide the other party with copies, of any written or oral communication received by such party, from any Governmental Authority regarding the Transaction. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Transaction, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of Permits are required as a result of the execution of this Agreement or consummation of the

Transaction, Seller shall use all reasonable commercial efforts to effect such transfers, amendments or modifications.

               (c) Seller will use all reasonable commercial efforts to obtain an acknowledgment from each supplier holding patterns, dies, tooling or other property for the benefit of the Division, that such patterns, dies, tooling or other property will be held for the benefit of Purchaser, following the Closing and that Purchaser will be entitled to repossess such patterns, dies, tooling or other property at any time.

          Section 5.2 Publicity. Seller and Purchaser will consult with each other and will mutually agree upon any press release or public announcement pertaining to the Transaction and shall not issue any such press release or public announcement prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party required to issue such press release or public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press release or public announcement.

          Section 5.3 Access to Books and Records.

               (a) On and after the Closing, during normal business hours, Seller will permit Purchaser and its authorized representatives to have access to, examine and make copies of all books and records of Seller relating to the Division which are not delivered to Purchaser pursuant hereto (including correspondence, memoranda, books of account and the like) and relating to transactions or events occurring prior to the date hereof.

               (b) Purchaser shall cooperate with Seller and make available to Seller such documents, books, records or information transferred to Purchaser and relating to the Division prior to or after the Closing as Seller may reasonably require after the Closing in connection with any Tax determination or contractual obligations to third parties or to defend or prepare for the defense of any Claim against Seller or to prosecute or prepare for the prosecution of Claims against Third Parties by Seller relating to the conduct of the business of the Division by Seller prior to the Closing or in connection with any governmental investigation of Seller or any of its Affiliates by a Governmental Authority.

               (c) Each party will direct its employees to render any assistance which the other party may reasonably request in examining or utilizing records referred to in this section, provided that each party shall be reimbursed by the other for any out-of-pocket expenses which it may incur in rendering the services provided for in this section. Each party agrees not to destroy any files or records which are subject to this section without giving reasonable notice to the other, and within 15 days of receipt of such notice, such other party may cause to be delivered to it the records intended to be destroyed, at such other party's expense.

          Section 5.4 Accounts Receivable; Future Sales.

               (a) Following the Closing, Purchaser shall use all reasonable commercial efforts in the collection of the Accounts Receivable and Seller shall indemnify Purchaser pursuant to Article VII hereof for the amount of any Accounts Receivable not collected by Purchaser as of October 31, 2003. Seller shall direct to Purchaser all future sales and other opportunities with respect to the Division.

               (b) Purchaser agrees not to take any action to reduce the amounts collectible or otherwise affect any customer's obligation to pay with respect to the Accounts Receivable without the prior written consent of Seller.

               (c) Commencing with the week beginning Monday, June 2, 2003, Purchaser shall deliver to Seller a weekly report of the amounts collected and remaining to be collected by Purchaser with respect to the Accounts Receivable.

               (d) Seller shall have the right to contact directly any customer owing amounts to Purchaser with respect to the Accounts Receivable regarding such obligations or the collection thereof.

               (e) Within seven (7) days of November 1, 2003, Purchaser shall transfer to Seller all of Purchaser's right, title and interest in and to such portion of the Accounts Receivable which have not been collected by Purchaser as of October 31, 2003 and for which Purchaser has been indemnified by Seller.

          Section 5.5 Noncompetition. Without the express prior written consent of Purchaser, Seller shall not, at any time during the three-year period immediately following the Closing Date, directly or indirectly, own, manage, control or participate in the ownership, management or control of, or be related or otherwise affiliated in any manner with, any business or enterprise engaged in the design, manufacture, marketing or sales and support of encoders, interface products and custom designed products related to encoders and interface products; and provided, further, that the foregoing shall not prohibit Seller from owning as a passive investment 5% or less of the outstanding equity of any publicly-traded entity. Seller agrees that Seller and Seller's Subsidiaries will not, for a period of one year after the Closing Date, seek to employ any person now employed by Seller for the primary benefit of the Division if such Person is then employed by Purchaser or any Subsidiary of Purchaser.

          Section 5.6 Transition Services.

               (a) Seller shall grant Purchaser a license to occupy and use the space located at 50/60 Concord Street, Wilmington, Massachusetts used in connection with the Division immediately prior to the Closing, as well as any other space located in any facility owned or leased by Seller and at which Assets are located (collectively, the "Facilities") for a period beginning on the Closing Date and terminating, with respect to each Facility, on the date that is the earlier of (i) one hundred eighty (180) days following the Closing or (ii) seven (7) days following the date of a notice from Purchaser to Seller indicating it no longer requires the use of such premises (with respect to each premises, the "Transition Period"); and, Purchaser shall pay Seller an amount equal to $20,000 per month in exchange for the use of such Facilities, including, without limitation, rent, maintenance costs and utility payments.

               (b) During the Transition Period, Seller shall make available to Purchaser the tenant improvements, fixtures, office furniture, phones, and other relevant items of personal property to the extent not acquired by Purchaser pursuant to this Agreement in connection with Purchaser's use and occupancy of any Facility in accordance with this Section 5.6. Seller shall not be entitled for any reimbursement in respect of any Personal Property purchased by Purchaser under this Agreement.

               (c) Seller shall make available to Purchaser the use of any phone, computer or other network reasonably necessary for the operation of the business of the Division prior to Purchaser's migration of the Division to its own facilities.

               (d) Seller shall make available to Purchaser all data networks, systems and data, in such format as requested by Purchaser, with respect to the business or operations of the Division, including, without limitation, in connection with the MK Server and the ERP system, prior to Purchaser's migration of the Division.

               (e) Each of the Division Employees will be made available by the Seller to the Purchaser on a full time basis until the date that is the earlier of (i) one hundred eighty (180) days following the Closing or (ii) seven (7) days following the date of a notice from Purchaser to Seller indicating it no longer requires the use of such Division Employee. The Division Employees shall not be considered employees of the Purchaser. Purchaser shall reimburse to Seller the full direct cost (including benefits) for each Division Employee for a full day for each of the days a Division Employee is made available to Purchaser. Purchaser will use the Division Employees to assist in the transition, start up, implementation and operation of the Division, following the Closing Date. Seller agrees that for the time that each Division Employee is requested to be made available to Purchaser, Seller shall not terminate such Division Employee's employment relationship with Seller. Further, Seller shall hold harmless and indemnify Purchaser from any and all claims by a Division Employee against Purchaser for any employment or other benefits including, without limitation, severance costs, which arise as a result of the acts or omissions of the Seller.

          Section 5.7 Waiver of Bulk Sales Requirement. Each of the parties waives compliance with any applicable bulk sales laws, including, without limitation, the Uniform Commercial Code Bulk Transfer provisions. Seller agrees to pay and discharge in due course and will indemnify and save harmless Purchaser, from and against all claims made by creditors of Seller, including expenses and attorneys' fees incurred by Purchaser in defending against such claims, except those expressly assumed by Purchaser pursuant hereto.

          Section 5.8 Warranty Repairs; Customer Inquiries. From and after the Closing Date, Purchaser shall assume responsibility for and perform at its own cost and expense all warranty repairs relating to the Products, including with respect to all products shipped by Seller prior to the Closing Date (the "Warranty Obligation").

          Section 5.9 Non-Confidentiality of Tax Structure. Notwithstanding anything to the contrary contained in this Agreement, the Confidentiality Agreement or the Ancillary Agreements, the parties (and each employee, representative or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction; provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any information that is not necessary to understanding the tax treatment and tax structure of the transaction (including the identity of the parties and any information that could lead another to determine the identity of the parties), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

          Section 5.10 Non-Solicitation. Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, nothing shall prohibit Purchaser from offering any Division Employee employment with Purchaser.


                                   ARTICLE VI

                                   THE CLOSING

          Section 6.1 The Closing. The closing of the Transaction (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, 31st Floor, Boston, Massachusetts, on the date hereof concurrently with the last to occur of the deliveries by the parties pursuant to Sections 6.2 and 6.3 hereof. The date on which the Closing occurs is referred to herein as the "Closing Date."

          Section 6.2 Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser:

               (a) executed counterparts of this Agreement;

               (b) a duly executed copy of each of the Ancillary Agreements;

               (c) all documents of title and instruments of conveyance necessary to transfer to Purchaser all of Seller's rights, title and interest in and to the Assets;

               (d) all Consents necessary to the consummation of the Closing and the Transaction, including Consents from parties to contracts or other agreements and Consents from Governmental Authorities;

               (e) assignments of all of Seller's rights in any registrations of patents, trademarks, trade names, assumed names, service marks and copyrights, and all applications for any registration of any of the foregoing, and all other Division Intellectual Property which are in each case owned by Seller and are Division Intellectual Property; and

               (f) such other documents as are required to be delivered by Seller to Purchaser pursuant to this Agreement.

          Section 6.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller:

               (a) executed counterparts of this Agreement;

               (b) a duly executed copy of each of the Ancillary Agreements;

               (c) cash by wire transfer in federal or other immediately available funds to the Escrow Agent in an amount equal to $700,000 and to an account or accounts designated by Seller in an amount equal to $2,600,000;

               (d) such other documents as are required to be delivered by Purchaser to Seller pursuant to this Agreement.


                                  ARTICLE VII

                            OBLIGATIONS AFTER CLOSING

          Section 7.1 Survival of Representations, Warranties and Covenants; Indemnification Survival. All representations and warranties contained in this Agreement shall survive until November 1, 2004. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its express terms contemplates performance after the Closing.

               (a) Indemnification by Seller. Subject to the other provisions of this Section 7.1, Seller shall indemnify Purchaser, its Subsidiaries and their present and former directors, officers, employees and agents (collectively, the "Purchaser Indemnified Parties") from and against and in respect of any and all Losses incurred by a Purchaser Indemnified Party, which may be imposed on, sustained, incurred or suffered by or assessed against a Purchaser Indemnified Party, directly or indirectly, to the extent relating to or arising out of:

                    (i) the breach of any of the representations or warranties of Seller contained in Article III hereof;

                    (ii) any failure by Seller to perform or comply with its covenants and agreements contained in this Agreement;

                    (iii) the Excluded Liabilities; and

                    (iv) the failure of Seller to transfer to Purchaser any Asset free and clear of all Liens.

               (b) Indemnification by Purchaser. Subject to the other provisions of this Section 7.1, Purchaser shall indemnify Seller, its Subsidiaries and their present and former directors, officers, employees and agents (collectively, the "Seller Indemnified Parties") from and against and in respect of any and all Losses incurred by a Seller Indemnified Party, which may be imposed on, sustained, incurred or suffered by or assessed against a Seller Indemnified Party, directly or indirectly, to the extent relating to or arising out of:

                    (i) any breach of any of the representations or warranties of Purchaser contained in Article IV;

                    (ii) any failure by Purchaser to perform or comply with its covenants and agreements contained in this Agreement; and

                    (iii) the Assumed Liabilities.

               (c) Limitation of Liability. No party shall be liable under Sections 7.1(a) and (b), respectively, for any Losses pursuant to Sections 7.1(a) or (b) unless the party seeking such indemnification (the "Indemnified Party") has (x) delivered the notice of Claim in respect of such Loss required by Section 7.1(d) below and (y) such notice of Claim is received by the party from which indemnification is sought (the "Indemnifying Party") on or prior to November 1, 2004, except that for breach of any covenant or agreement, such notice of Claim may be delivered at any time prior to the expiration of the applicable statute of limitations. Notwithstanding anything in this Section 7.1 to the contrary, the Indemnifying Party shall not be liable for any Losses arising out of a matter to the extent that the Losses with respect to such matter have been mitigated as a result of having been subject to a Purchase Price Adjustment pursuant to Section 2.4 (provided that the fact that any such matter has been subject to such Purchase Price Adjustment shall not determine whether or to what extent any related Losses have been mitigated).

               (d) Notice of Claim. If the Indemnified Party shall become aware of any Claim, that will be taken into account for purposes of calculating whether the Indemnifying Party's indemnification obligation arises pursuant to
Section 7.1(a) or Section 7.1(b) above, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party. Such notice shall specify whether the

Claim arises as a result of a Claim by a Person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity the factual basis for the Claim and the amount of the Claim. If the Indemnified Party does not promptly give notice of any Claim as specified above, such failure shall not be deemed a waiver of the Indemnified Party's right to indemnification except to the extent it prejudices the Indemnifying Party.

               (e) Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 30 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 30-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be determined by a court of competent jurisdiction in the Commonwealth of Massachusetts.

               (f) Third Party Claims.

                    (i) With respect to any Third Party Claims, the Indemnifying Party shall have the right, at its expense and at its election, to assume control of the negotiation, settlement and defense of the Claim through counsel of its choice. In such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's reasonable out-of-pocket expenses as a result of such assumption. The election of the Indemnifying Party to assume such control shall be made within 20 days of receipt of notice of the Third Party Claim, failing which the Indemnifying Party shall be deemed to have elected not to assume such control. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to be informed and consulted with respect to the negotiation, settlement or defenses of such Third Party Claim and to retain counsel to act on its behalf, but the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defenses). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable period of time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable Law to make a payment to any Third Party with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, subject to the provisions of this Section 7.1, after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, promptly after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

                    (ii) If the Indemnifying Party fails to assume control of the defense of any Third Party Claim, the Indemnified Party shall have the exclusive right to consent, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless such settlement provides solely for monetary damages or other monetary payments.

The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims and, regardless of which party has control thereof as provided for herein, shall keep each other reasonably advised with respect thereto.

          Section 7.2 Other Provisions with Respect to Indemnification.

               (a) Seller shall not be required to indemnify a Purchaser Indemnified Party pursuant to this Article VII with respect to any claim for indemnification under Section 7.1(a)(i) unless the aggregate amount of Losses for which the Purchaser Indemnified Parties are otherwise entitled to indemnification pursuant to Section 7.1(a)(i) hereof, exceeds $30,000, whereupon the Purchaser Indemnified Parties shall be entitled to recover the amount of such Losses in excess of such amount, subject to the limitation on maximum recovery set forth below.

               (b) The aggregate Losses payable by Seller to the Purchaser Indemnified Parties pursuant to this Article VII with respect to all claims for indemnification under Section 7.1(a)(i) and (ii) (other than any claims made pursuant to Section 7.1(a)(i) with respect to breaches of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5, 3.7, 3.17, 3.18 and 3.21), shall not exceed $1,500,000.

               (c) In the event that, after Seller makes a payment to a Purchaser Indemnified Party with respect to any claim made by a Purchaser Indemnified Party pursuant to Section 7.1(a), such Person (i) receives a refund or exercises a right to set off monetary payment obligations that are presently due and payable, with respect to the event or Loss that was the subject of the claim; or (ii) is able to realize a Tax benefit that has resulted in such Person being able to avoid paying an amount that would otherwise be due to a taxing jurisdiction, and such Tax benefit is solely and directly attributable to the event or Loss that was the subject to the claim (a "Realized Tax Benefit") the Purchaser Indemnified Party shall promptly reimburse Seller for the amount of the refund or set-off not contested by the other party as described above, or the Realized Tax Benefit, provided that in each case the amount to be reimbursed Seller shall be reduced by the amount of any Taxes imposed upon the Purchaser Indemnified Party by reason of Purchaser 's receipt or exercise of such refund, set-off or Realized Tax Benefit.

               (d) Upon making an indemnity payment pursuant to this Agreement, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the damages to which the payment related; provided, however, in no event may an Indemnifying Party be entitled to exercise its rights of subrogation hereunder until the Indemnified Party shall have been paid in full the amount of any Loss with respect to such indemnified amount. Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

               (e) Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement, or any document executed in connection with this Agreement or otherwise.

               (f) Except with respect to claims based upon fraud or intentional misrepresentation, the indemnification provided in this Article VII shall be the sole and exclusive remedy after the Closing Date available to the parties for breach of any of the terms, conditions, representations, warranties or covenants contained herein or any right, claim or action arising from the transactions contemplated by this Agreement. Nothing contained herein, however, shall preclude a party from seeking injunctive relief or specific performance, under circumstances where such relief might be appropriate, provided that the moving party shall not be entitled to ancillary relief in the nature of damages or fee awards unless specifically so provided for herein.

          Section 7.3 Survival of Indemnification Claims; Escrow. The indemnification obligations of Seller set forth in this Article VII shall survive the Closing and, subject to the terms of the Escrow Agreement, may be satisfied with respect to any Purchaser Indemnified Parties, in whole or in part, by recourse to the Escrow Funds. Any portion of the Escrow Funds which has not been so applied and which is not otherwise the subject of a disputed claim, together with any interest thereon, shall be paid by the Escrow Agent to Seller on the six month anniversary of the Closing. Notwithstanding any other provision herein, the termination of the Escrow Agreement and the release of the Escrow Funds shall not limit the obligations of Seller hereunder.


                                  ARTICLE VIII

                                  MISCELLANEOUS

          Section 8.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the Transaction shall be paid by the party incurring such expenses, including, without limitation, all legal and accounting fees and expenses, except as specifically provided to the contrary in this Agreement, all Transfer Taxes arising out of, in connection with or attributable to the Transaction shall be borne and paid by Seller. Seller shall prepare and timely file all relevant Tax Returns and other documentation required to be filed in respect of any such Transfer Tax, pay the Transfer Tax shown on such Tax Return, and notify Purchaser in writing of the Transfer Tax shown on such Tax Return and how such Transfer Tax was calculated, and, if required by applicable Law, Purchaser will join in the execution of any such Tax Returns or other documentation.

          Section 8.2 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by each of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

          Section 8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, sent by facsimile (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

     if to Purchaser, to:

               GSI Lumonics Inc.
               39 Manning Road
               Billerica, Massachusetts  01821
               Attention: Charles Barresi, VP and General Manager
               Telephone: (978) 439-5511
               Facsimile: (978) 663-9466
     with a copy to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               One Beacon Street
               Boston, Massachusetts  02108
               Attention: Margaret A. Brown
               Telephone: (617) 573-4800
               Facsimile: (617) 573-4822

     and

     if to Seller, to:

               Dynamics Research Corporation
               60 Frontage Road
               Andover, Massachusetts  01810
               Attention: General Counsel
               Telephone: (978) 475-9090
               Facsimile: (978) 474-9204

     with a copy to:

               Nixon Peabody LLP
               101 Federal Street
               Boston, Massachusetts  02110
               Attention: Michael L. Manning
               Telephone: (617) 345-1113
               Facsimile: (866) 947-1797

          Section 8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party.

          Section 8.5 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Confidentiality Agreement and the Ancillary Agreements (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder. EXCEPT AS SET FORTH IN ARTICLE III, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SALE OF THE ASSETS.

          Section 8.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

          Section 8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflicts of law thereof.

          Section 8.8 Enforcement; Venue. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Commonwealth of Massachusetts or in Massachusetts state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the Commonwealth of Massachusetts or any Massachusetts state court in the event any dispute arises out of this Agreement or the Transaction, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or the Transaction in any court other than a federal or state court sitting in the Commonwealth of Massachusetts.

          Section 8.9 Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

          Section 8.10 Extension, Waiver. The parties may (a) extend the time for the performance of any of the obligations or other acts of the other party,
(b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waiver compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. If any right to waive compliance described in this
Section 8.10 is exercised with actual knowledge obtained pursuant to a writing from another party specifically describing the condition or conditions which have not been satisfied and requesting a written waiver of such conditions pursuant to this Section 8.10 (the "Waiver Request"), the party exercising such right to proceed shall be deemed to have waived any claim for Losses for the specific breach of conditions set forth in the Waiver Request. Any such waiver shall not affect the survival or representations, warranties, covenants and agreements as provided herein, except as to specific representations, warranties, covenants and agreement specified in such written waiver delivered pursuant to this Section 8.10.

          Section 8.11 Election of Remedies. Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Purchaser, or any of the Purchaser Indemnified Parties, in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

          Section 8.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other party, except that Purchaser may, in its sole discretion, assign any or all of its rights and interests hereunder to any direct or indirect wholly owned Subsidiary of Purchaser. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement under seal as of the date first written above.

                                    GSI LUMONICS INC.


                                    By /s/ Charles Barresi
                                       -----------------------------------------
                                       Name:  Charles Barresi
                                       Title: Vice President and General Manager



                                    DYNAMICS RESEARCH CORPORATION



                                    By /s/ James P. Regan
                                       -----------------------------------------
                                       Name:  James P. Regan
                                       Title: Chairman, President and
                                              Chief Executive Officer